Exhibit 10.1

FIRST AMENDMENT TO MASTER REPURCHASE AGREEMENT
This FIRST AMENDMENT TO MASTER REPURCHASE AGREEMENT (this “Amendment”) is made as of this 4th day of August, 2017 (this “Amendment”), by and between ACRC LENDER ML LLC, a Delaware limited liability company (“Seller”), and METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (together with its permitted successors and assigns, “Buyer”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Repurchase Agreement (as defined below and as amended hereby).
RECITALS
WHEREAS, Seller and Buyer are parties to that certain Master Repurchase Agreement (as amended hereby and as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”), dated as of August 13, 2014 (the “Original Closing Date”);
WHEREAS, in connection with the Repurchase Agreement, Seller and Buyer entered into that certain fee letter, dated as of August 13, 2014 (as amended by that certain First Amendment to Fee Letter, dated as of August 4, 2017, and as may be further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Fee Letter”);
WHEREAS, ARES Commercial Real Estate Corporation, a Maryland corporation (“Guarantor”), delivered for the benefit of Buyer that certain Guaranty, dated as of August 13, 2014 (as amended by that certain Amendment to Guaranty, dated as of September 22, 2016, and as may be further restated, supplemented or otherwise modified and in effect from time to time, the “Guaranty”);
WHEREAS, Seller and Buyer each desire to make certain modifications to the Repurchase Agreement pursuant to the terms and conditions of this Amendment;
WHEREAS, it is a condition to the effectiveness of this Amendment, that (i) Guarantor executes the Reaffirmation of Guarantor (attached hereto as Exhibit A) and (ii) that Seller enters into Transactions for one or more Eligible Assets as designated by Buyer with an aggregate Purchase Price of greater than twenty million dollars ($20,000,000); and
NOW THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE 1
AMENDMENTS TO REPURCHASE AGREEMENT

(a)    Article 2 of the Repurchase Agreement is hereby amended by adding the following defined terms in the appropriate alphabetical order therein:
“Amendment Commitment Fee” shall have the meaning specified in the Fee Letter.
“Amendment Closing Date” shall mean August 4, 2017.
“Unused Fee” shall have the meaning specified in the Fee Letter.
(b)    Article 2 of the Repurchase Agreement is hereby amended by deleting the defined term “Make-Whole Fee”.

(c)    The definition of “Applicable Amortization Percentage” set forth in Article 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
“Applicable Amortization Percentage” shall mean, with respect to any Purchased Asset, (i) during the period commencing on the Amendment Closing Date and ending on August 12, 2020, the product of (x) 1.00 times (y) the Purchase Price Percentage for such Purchased Asset, (ii) during the period commencing on August 13, 2020 and ending on August 12, 2021, the product of (x) 1.075 times (y) the Purchase Price Percentage for such Purchased Asset, and (iii) during the period commencing on August 13, 2021 and ending on January 12, 2022, the product of (x) 1.15 times (y) the Purchase Price Percentage for such Purchased Asset. Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Applicable Amortization Percentage apply or be deemed to apply to any payments hereunder to cure a Margin Deficit or to any partial or full prepayment of the applicable Repurchase Price(s) in connection with the cure of any Credit Event.
(d)    The definition of “Cash Sweep Trigger Period” set forth in Article 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
“Cash Sweep Trigger Period” shall mean (a) the period commencing on and including the occurrence of a Debt Yield Cash Sweep Trigger Event until such time, if any, as a Debt Yield Cash Sweep Trigger Cure shall have occurred with respect to such Debt Yield Cash Sweep Trigger Event (and provided that no additional Debt Yield Cash Sweep Trigger Event shall have occurred and be continuing) and (b) the period commencing on and including January 13, 2022 until the Facility Termination Date.
(e)    Sub-clause (ii)(A) of the definition of “Credit Event” set forth in Article 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

(A)
the Aggregate Purchase Price Debt Yield for all Purchased Assets is less than (a) for the period commencing on the Amendment Closing Date and ending on the initial Facility Termination Date (i.e., August 12, 2020), 7.5%, (b) for the period commencing on August 13, 2020 and ending on August 12, 2021, 8.5%, and (c) for the period commencing on August 13, 2021 and ending on August 12, 2022, 9.5%; or

(f)    The definition of “Debt Yield Cash Sweep Trigger Event” set forth in Article 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
“Debt Yield Cash Sweep Trigger Event” shall mean such time, if any, as the Aggregate Purchase Price Debt Yield for all Purchased Assets is (a) at any time during the period commencing on the Amendment Closing Date and ending on the initial Facility Termination Date (i.e., August 12, 2020), equal to or greater than 7.0% (it being acknowledged and agreed that in the event that the Aggregate Purchase Price Debt Yield is less than 7.5% during such period that the same shall constitute a Credit Event under clause (ii)(A) of the definition thereof) but less than 7.5%, (b) at any time during the period commencing on August 13, 2020 and ending on August 12, 2021, equal to or greater than 8.0% (it being acknowledged and agreed that in the event that the Aggregate Purchase Price Debt Yield is less than 8.5% during such period that the same shall constitute a Credit Event under clause (ii)(A) of the definition thereof) but less than 8.5%, and (c) at any time during the period commencing on August 13, 2021 and ending on August 12, 2022, equal to or greater than 9.0% (it being acknowledged and agreed that in the event that the Aggregate Purchase Price Debt Yield is less than 9.5%

during such period that the same shall constitute a Credit Event under clause (ii)(A) of the definition thereof) but less than 9.5%.
(g)    The definition of “Debt Yield Cash Sweep Trigger Cure” set forth in Article 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
“Debt Yield Cash Sweep Trigger Cure” shall mean (a) with respect to any Debt Yield Cash Sweep Trigger Event referenced in clause (a) of the definition thereof, in the event that as of any date subsequent to the occurrence of such Debt Yield Sweep Trigger Event and prior to the initial Facility Termination Date (i.e., August 12, 2020), the Aggregate Purchase Price Debt Yield is equal to or greater than 7.5%, (b) with respect to any Debt Yield Cash Sweep Trigger Event referenced in clause (b) of the definition thereof, in the event that as of any date subsequent to the occurrence of such Debt Yield Sweep Trigger Event and prior to August 12, 2021, the Aggregate Purchase Price Debt Yield is equal to or greater than 8.5%, and (c) with respect to any Debt Yield Cash Sweep Trigger Event referenced in clause (c) of the definition thereof, in the event that as of any date subsequent to the occurrence of such Debt Yield Sweep Trigger Event and prior to August 12, 2022, the Aggregate Purchase Price Debt Yield is equal to or greater than 9.5%.
(h)    The definition of “Facility Termination Date” set forth in Article 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
“Facility Termination Date” shall mean the earliest of (i) August 12, 2020 (or if such day is not a Business Day, the next succeeding Business Day); provided, that if all of the Facility Extension Conditions shall be timely satisfied, the Facility Termination Date may, at the option of Seller, be extended for two (2) additional twelve (12) month periods following the initial Facility Termination Date to August 12, 2021 and August 12, 2022, respectively (or if either such day is not a Business Day, the next succeeding Business Day) as provided in Section 3(d) of this Agreement, and (ii) the date on which Buyer terminates this Agreement pursuant to Section 14(b)(ii)(D) of this Agreement.
(i)    The definition of “Initial Purchase Price Percentage” set forth in Article 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
“Initial Purchase Price Percentage” shall mean up to seventy-five percent (75%).
(j)    The definition of “LIBOR” set forth in Article 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 (or the successor thereto) as of 11:00 a.m., London time, on the related Pricing Rate Determination Date. If such rate does not appear on Reuters Screen LIBOR01 as of 11:00 a.m., London time, on such Pricing Rate Determination Date, Buyer shall request the principal London office of any four major reference banks in the London interbank market selected by Buyer to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the Transaction. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations (rounded upward, if necessary, to the nearest 1/1000 of 1%). If fewer than two such quotations are so provided, Buyer shall request any three major banks in New York City selected by Buyer to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the Transaction. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates (rounded upward, if necessary, to the nearest 1/1000 of 1%). The LIBOR shall be determined by Buyer or its agent, which determination shall be conclusive absent manifest error. Notwithstanding the foregoing, in no event shall LIBOR be less than 0.25%.
(k)    Sub-clause (I) of the definition of “Transaction conditions Precedent in Section 3(b) of the Repurchase Agreement is hereby amended by deleting the phrase “all portions of the Make-Whole Fee” and inserting the phrase “any Unused Fees” in its place.
(l)    Section 5(d)(iii) of the Repurchase Agreement is hereby amended by deleting the phrase “any Make-Whole Fees” and inserting the phrase “any Unused Fees” in its place.
(m)    Section 5(e)(iv) of the Repurchase Agreement is hereby amended by deleting the phrase “any Make-Whole Fees” and inserting the phrase “any Unused Fees” in its place.
(n)    Section 5(f)(iv) of the Repurchase Agreement is hereby amended by deleting the phrase “any Make-Whole Fees” and inserting the phrase “any Unused Fees” in its place.
(o)    Section 5(g)(iv) of the Repurchase Agreement is hereby amended by deleting the phrase “any Make-Whole Fees” and inserting the phrase “any Unused Fees” in its place.
(p)    Section 10(b)(xxii) of the Repurchase Agreement is hereby amended by deleting such clause in its entirety and replacing it with the following:
“(xxii) Prohibited Person. (a) None of the funds or other assets of Seller, Guarantor or Originator constitute property of, or are beneficially owned, directly or indirectly, by a Prohibited Person with the result that (i) the investment in, or the transaction of business with, Seller, Guarantor or Originator, as applicable (whether directly or indirectly), is prohibited by law or (ii) the entering into this Agreement by Buyer is in violation of law; (b) no Prohibited Person has any interest of any nature whatsoever in Seller, Guarantor or Originator, as applicable, with the result that (i) the investment in, or the transaction of business with, Seller, Guarantor or Originator, as applicable (whether directly or indirectly), is prohibited by law or (ii) the entering into this Agreement is in violation of law; (c) none of the funds of Seller, Guarantor or Originator, as applicable, have been derived from any unlawful activity with the result that (i) the investment in, or the transaction of business with, Seller, Guarantor or Originator, as applicable (whether directly or indirectly), is prohibited by law or (ii) the entering into this Agreement is in violation of law; (d) none of Seller, Guarantor or Originator has conducted or will conduct any business or has engaged or will engage in any transaction dealing with any Prohibited Person; and (e) none of Seller, Guarantor or Originator is a Prohibited Person or has been convicted of a felony or a crime which if prosecuted under the laws of the United States of America would be a felony.”
(q)    Section 12(s) of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“(s)     Seller shall pay to Buyer all fees and other amounts as and when due as set forth in this Agreement, the Fee Letter and the other Transaction Documents, including, without limitation, (i) the Commitment Fee, which shall be due and payable by Seller on the Closing Date; (ii) the Extension Fee, which shall be due and payable by Seller on each date the Seller extends the Facility Termination Date, (iii) the Unused Fees, which shall be due and payable by Seller as and when due as set forth in the Fee Letter, and (v) the Amendment Commitment Fee, which shall be due and payable by Seller on the Amendment Closing Date.”
(r)    Section 14(a)(vi) of the Repurchase Agreement is hereby amended by deleting such clause in its entirety and replacing it with the following:
“(vi)    failure of Buyer to receive on any Remittance Date the accrued and unpaid Price Differential, Unused Fees or any Required Amortization (including, without limitation, in the event the Income paid or distributed on or in respect of the Purchased Assets is insufficient to make such payment and Seller does not make such payment or cause such payment to be made) and Seller fails to cure such failure within three (3) Business Days (except that such failure shall not be an Event of Default if sufficient Income is on deposit in the Cash Management Account and the Depository fails to remit such funds to Buyer)”
(s)    Section 14(a)(xviii) of the Repurchase Agreement is hereby amended by deleting such clause in its entirety and replacing it with the following:
“(xviii)        [Reserved];”
(t)    Paragraph (b)(ii)(A) of Exhibit IV of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“(A)
the Aggregate Purchase Price Debt Yield for all Purchased Assets is (a) for the period commencing on the Amendment Closing Date and ending on the initial Facility Termination Date (i.e., August 12, 2020), 7.5% or greater, (b) for the period commencing on August 13, 2020 and ending on August 12, 2021, 8.5% or greater, and (c) for the period commencing on August 13, 2021 and ending on August 12, 2022, 9.5% or greater; and”

(u)    Exhibit VI of the Repurchase Agreement is hereby amended by deleting paragraph 60. therein and replacing it with the following:
“60. At all times throughout the term of the Purchased Asset, including after giving effect to any transfers permitted pursuant to the Purchased Asset Documents, (a) none of the funds or other assets of the related Mortgagor, any guarantor or any other obligor with respect to such Purchased Asset shall constitute property of, or shall be, directly or indirectly controlled, or beneficially owned, directly or indirectly, by, any Prohibited Person, with the result that transacting business with such Mortgagor, Guarantor or other obligor, as applicable, would be prohibited or the Purchased Asset made by the applicable Mortgagee with respect thereto is or would be in violation of law; (b) no Prohibited Person shall have any interest or control of any nature whatsoever in any Mortgagor, borrower or any guarantor, as applicable, with the result that transacting business with such Mortgagor, Guarantor or other obligor, as applicable, would be prohibited or the Purchased Asset is or would be in violation of law; and (c) none of the funds of Mortgagor, any guarantor or any other obligor with respect to such Purchased Asset, as applicable, shall be derived from any unlawful activity with the result that transacting business with such Mortgagor, Guarantor or other obligor, as applicable, would be prohibited or the Purchased Asset is or would be in violation of law. To Seller’s knowledge, no tenant at the Mortgaged Property relating to the Purchased Asset is a Prohibited Person.”
ARTICLE 2
FEES AND EXPENSES; CONDITIONS
(a)    Seller agrees to pay Buyer’s reasonable actual out-of-pocket costs and expenses incurred by Buyer in connection with this Amendment, including reasonable fees and expenses of legal counsel to Buyer incurred in connection with this Amendment, in accordance with Section 31(d) of the Repurchase Agreement.
(b)    As a condition precedent to the effectiveness of this Amendment, Seller shall have entered into, as of the Amendment Closing Date, Transactions for one or more Eligible Assets as designated by Buyer with an aggregate Purchase Price of greater than twenty million dollars ($20,000,000).
(c)    As a condition precedent to the effectiveness of this Amendment, Seller shall deliver to Buyer (i) a customary corporate, authority, due execution and enforceability opinion of external counsel with regard to this Amendment, the First Amendment to the Fee Letter and the Reaffirmation of Guarantor and (ii) a bring-down of the safe harbor opinion delivered on the Closing Date, in each case in form and substance reasonably acceptable to Buyer.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
Seller represents and warrants to Buyer, as of the date of this Amendment, as follows:
(i)    all representations and warranties made by it in Article 10 of the Repurchase Agreement (other than those representations and warranties which were disclosed in writing to Buyer with respect to any Purchased Asset prior to the Purchase Date thereof) are true and correct in all material respects;
(ii)    it is duly authorized to execute and deliver this Amendment and has taken all necessary action to authorize such execution, delivery and performance;
(iii)    the person signing this Amendment on its behalf is duly authorized to do so on its behalf;
(iv)    the execution, delivery and performance of this Amendment will not violate (i) any Requirement of Law applicable to it or (ii) its organizational documents or any agreement by which it is bound or by which any of its assets are affected, in each case, to the extent that such conflict or breach would have a material adverse effect upon Seller’s ability to perform its obligations hereunder or under the Transaction Documents;
(v)    the execution, delivery and performance of this Amendment will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien of any nature whatsoever upon any of the property or assets of Seller;
(vi)    except for those obtained or filed on or prior to the date hereof, Seller is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any governmental authority or other agency in connection with or as a condition to the execution, delivery or performance of this Amendment;

(vii)    this Amendment is a legal and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and subject, as to enforceability, to general principals of equity, regardless whether enforcement is sought in a proceeding in equity or at law; and
(viii)    this Amendment has been duly executed and delivered by it.
ARTICLE 4
REAFFIRMATION, RATIFICATION AND ACKNOWLEDGMENT
Seller hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, and each grant of security interests and liens in favor of Buyer, under each Transaction Document to which it is a party, (ii) agrees and acknowledges that such ratification and reaffirmation is not a condition to the continued effectiveness of such Transaction Documents, and (iii) agrees that neither such ratification and reaffirmation, nor Buyer’s solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation from Seller and/or Guarantor with respect to any subsequent modifications to the Repurchase Agreement, Fee letter or the other Transaction Documents.  The Repurchase Agreement (as amended hereby) and the other Transaction Documents shall remain in full force and effect and is hereby ratified and confirmed.

ARTICLE 5
GOVERNING LAW
THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
ARTICLE 6
MISCELLANEOUS
(a)    Except as expressly amended or modified hereby, the Repurchase Agreement, the Fee Letter, the Guaranty and the other Transaction Documents shall each be and shall remain in full force and effect in accordance with their terms. Each reference in the Repurchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Repurchase Agreement and each reference in the other Transaction Documents to the “Repurchase Agreement”, “thereunder”, “thereof” or words of like import referring to such Repurchase Agreement shall mean and be a reference to the Repurchase Agreement (as amended hereby).
(b)    This Amendment may not be amended or otherwise modified, waived or supplemented except as provided in the Repurchase Agreement.
(c)    This Amendment, the Repurchase Agreement, the Fee Letter, the Guaranty and the other Transaction Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written are superseded by the terms of this Amendment, the Repurchase Agreement, the Fee Letter, the Guaranty and the other Transaction Documents. This Amendment contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.
(d)    Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.
(e)    This Amendment and all covenants, agreements, representations and warranties made herein shall survive the consummation by Buyer of the Transactions, and shall continue in full force and effect so long as all or any of the obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the Transaction Documents. Whenever in this Amendment any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, and permitted successors and assigns of such party. All covenants, promises and agreements in this Amendment, by or on behalf of Seller and Guarantor, shall inure to the benefit of the legal representatives and permitted successors and assigns of Buyer in accordance with Article 19 of the Repurchase Agreement.
(f)    This Amendment may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.
(g)    The headings in this Amendment are for convenience of reference only and shall not affect the interpretation or construction of this Amendment.
(h)    This Amendment is a Transaction Document executed pursuant to the Repurchase Agreement and shall be construed, administered and applied in accordance with the terms and provisions of the Repurchase Agreement.
(i)    Nothing contained herein shall affect or be construed to affect any lien, charge or encumbrance created by any Transaction Document or the priority of any such lien, charge or encumbrance over any other liens, charges or encumbrances.
(j)    Except as specifically set forth in this Amendment, the execution, delivery and effectiveness of this Amendment shall not (i) limit, impair, constitute a waiver by, or otherwise affect any right, power or remedy of Buyer under the Repurchase Agreement, the Fee Letter, the Guaranty or any other Transaction Document, (ii) constitute a waiver of any provision in the Repurchase Agreement, the Fee Letter, the Guaranty or in any of the other Transaction Documents or of any Default or Event of Default that may have occurred and be continuing or, (iii) except as set forth herein, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Repurchase Agreement, the Fee Letter, the Guaranty or in any of the other Transaction Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.
SELLER:
ACRC LENDER ML LLC

By:	/s/ John B. Jardine______________ Name: John B. Jardine Title: Co-Chief Executive Officer

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

BUYER:
METROPOLITAN LIFE INSURANCE COMPANY

By:	/s/ Jaiwei Ding______________ Name: Jaiwei Ding Title: Director

ACKNOWLEDGED AND AGREED BY:

ARES COMMERCIAL REAL ESTATE CORPORATION, as Guarantor

By:	/s/ John B. Jardine______________ Name: John B. Jardine Title: Co-Chief Executive Officer